Exhibit 4.3

* F L 9 9 0 4 2 5 0 4 2 6 0 4 1 7 0 2 8 0 3 *

Contract number: 2025PAZL0100722-ZL-01

Sale and Leaseback Contract

Contract number: 2025PAZL0100722-ZL-01

Signing date: May 5, 2026

Part I: Special Provisions for the Sale-and-Leaseback Contract

Parties to the Contract	
Lessor (hereinafter Party A): Ping An International Finance Leasing Co., Ltd. Address: 8 Century Avenue, China (Shanghai) Free-Trade Zone No. 37th Floor, Phase II, Shanghai Guojin Center Office Building Legal representative: Li Wenyi Contact address: 8 Century Avenue, Shanghai Community Henghexing Industrial Zone, Pudong New Area, Shanghai Guojin Center Office Building Phase II, 37th Floor Postal code: 200121 Phone: (021) 4008866338 Fax: (021) 50338427	Lessee (hereinafter Party B): Xinghui Printing (Shenzhen) Co., Ltd. Address: Langxin Community, Shiyan Street, Bao'an District, Shenzhen, Guangdong Province Henghexing Industrial Zone Legal representative: Zheng Ronghua Contact address: Langxin, Shiyan Street, Bao'an District, Shenzhen, Guangdong Province Postal code: 518000 Phone: 0755-82471398 Fax: 0755-82471398 Mobile: 18820283467 Email:
Leased item: See attached to this contract	
Delivery location (i.e., delivery place)	Inside Xinghui Printing (Shenzhen) Co., Ltd., Henghexing Industrial Zone, Langxin Community, Shiyan Street, Bao'an District, Shenzhen, Guangdong Province
Lease cost	RMB 8,000,000.00 (Renminbi eight million yuan)
Lease start date	The Party A shall pay the agreed price for the leased item on the date specified in this contract (the date stated on Party A's wire transfer receipt shall prevail).
Lease period	A total of 24 months, counted from the lease start date.
Rent payment installments	Total of 24 installments
Rent due date	The due date for the first rent installment is the day in the first month after the lease start date that corresponds to the lease start date; thereafter, each month on the day corresponding to the lease start date is the due date for the current rent installment
Rent calculation method	Level rent
Rent per installment	RMB 352,500.00 (Renminbi Three Hundred Fifty-Two Thousand Five Hundred Yuan Only)
Total rent	Total rent: RMB 8,460,000.00 (Renminbi Eight Million Four Hundred Sixty Thousand Yuan), of which value-added tax (VAT) RMB 26,037.74 (Renminbi Twenty-Six Thousand Thirty-Seven and 74/100 Yuan); exclusive of tax amount RMB 8,433,962.26 (Renminbi Eight Hundred Forty-Three Thousand Nine Hundred Sixty-Two and 26/100 Yuan).
Party A's collection account	Account name: Ping An International Financial Leasing Co., Ltd. Bank: Bank of China, Shanghai Pudong Development Zone Branch Bank account number: 442962997171 This account is the sole receipt account designated by Party A for all payments payable under this contract (the "A-Designated Account"). Party B confirms, acknowledges, undertakes and warrants: (1) Party B will pay all amounts payable under this contract to Party A by bank transfer to the aforementioned A-Designated Account;

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Contract number: 2025PAZL0100722 - ZL - 01 st, service fees, penalties, etc. (the “Payments”); nt, intere cluding but not limited to re Payments, in (2) Any payment by Party B to any other account outside Party A’s designated account, including any bank account of any third party natural person, legal entity or other organization other than Party A, whether by bank transfer or other payment tools, does not constitute fulfillment of Party B’s payment obligations under this contract, and Party A shall not bear any liability for payments by Party B to any other bank accounts outside Party A’s designated account; (3) The foregoing paragraphs (1) and (2) apply equally to guarantors or any other third party acting on behalf of Party B to fulfill its payment obligations under this contract. Service fee RMB 150,000.00 yuan (in words: one hundred fifty thousand yuan) Guarantee 1. Zheng Junhong and Zheng Ronghua issue a Letter of Guarantee to Party A; The Party B shall pay to Party A by telegraphic transfer within five working days after the lease start date. This service fee is a component of the costs that Party B should bear for accepting the financing leasing services provided by Party A under this Contract, and is also a component of the project income and profits that Party A obtains from providing the financing leasing services to Party B under this Contract. en million five hundred thousand). Parties A and B confirm that totals RMB 11,500,000.00 (RMB elev e leased asset (Party B’s recorded book value) th The contract price: ll pay 000.00 (RMB eight million). Party A sha d asset is RMB 8,000, the agreed contract price of the lease to Party B’s designated account in accordance with the following terms. Agreed price: RMB 8,000,000.00 yuan (RMB eight million yuan) Payment timing and method for the contract price: the payment by bank transfer. wing payment prerequisites are satisfied, wire e follo Party A shall, within 30 business days after the Contract becomes effective and after th Payment of RMB 8,000,000.00 (eight million yuan) to Party B's d esignated account , thereby fulfilli ng Party A's obligation to pay the full contract price. Preconditions for payment of the agreement price: 1. Party A shall receive the original payment notice issued by Party B; 2. Party A shall receive the original funds receipt in the amount of RMB 8,000,000.00 (eight million yuan), with Party A as th e payee, and noting the contract number. Designated account of Party B Account name: Xinghui Printing (Shenzhen) Co., Ltd. Opening bank: China Construction Bank Corporation Shenzhen Central District Sub - branch Before Party A makes payment, if the name of the bank of the designated account changes, Party B shall notify Party A in writing; once Party A has paid in accordance with the designated account’s bank name and account number, the payment obligation shall be deemed fulfilled, and Party A shall not bear liability if the named bank changes. Conditions for contract effectiveness 1. Party A receives the executed guarantee letter; 2. Party A has received the original Personal Information Protection Policy issued by Zheng Junhong and Zheng Ronghua. 3. Party A has received the ownership documents for the leased property and has reviewed them, confirming that they are correct; 4. Party A has received the original of the Payment Use Confirmation Letter issued by Party B, and has reviewed and confirmed it. Page 2 of 23

Contract number: 2025PAZL0100722-ZL-01

	No errors; 5. Party A shall receive from Party B the original board resolutions approving, on behalf of this unit and Party A, the signing of related contracts/agreements and other documents including this Contract, with the approval of at least two-thirds of the directors, together with the documents confirming the list of board members, and such documents shall be reviewed by Party A and confirmed to be correct. 6. Party A has received a settlement clearance certificate with reference number: IFELC20DKISTVA-L-01/IFELC20DK1STVA-G-01, and after review by Party A, it is confirmed to be correct. 7. Party A has received the original of the Lease Item Confirmation Letter jointly issued by Party B and Zheng Junhong and Zheng Ronghua, and, after Party A's review, confirms that it is correct.
Special Provisions	As of June 26, 2025, if Party A and Party B have not completed signing this contract, or if Party A has not received a fully signed copy of this contract, this contract shall be automatically terminated, except that Party A agrees to continue to perform this contract. If the effective conditions of this contract and the prerequisites for payment of the agreed price are not fully met until after June 26, 2025, Party A shall have the right to suspend payment of the agreed price and require changes to the rent and/or service fees (if any) under this contract; within ten working days after such circumstances occur, if the parties still cannot reach mutual agreement on the changes to the rent and/or service fees (if any) and fail to sign the corresponding written contract/agreement, Party A may no longer pay the agreed price to Party B, and Party A shall have the right to unilaterally terminate this contract, and Party A shall have no obligation or liability to Party B for the unilateral termination. 3. If Party B and/or any guarantor encounters any one or more of the following situations, Party A may stop paying the agreed price to Party B and has the right to unilaterally terminate this contract, and shall have no obligation or liability to Party B regarding the unilateral termination of this contract: (1) Default under any contract/agreement with any entity (including but not limited to Party A or Party A's affiliates); (2) In the credit reports of the People's Bank of China Credit Reference Center and/or other credit information databases, there are unsettled attention-bearing/liquidation-type liabilities and/or owed interest information, settled interest and/or advances and/or adverse liabilities, or other circumstances reflecting a deterioration in creditworthiness; (3) Other circumstances that Party A determines may affect its ability to perform obligations in business operation, management or finances. 4. Regardless of whether the above circumstances in paragraphs 1, 2 and 3 occur, as of July 25, 2025, if for any reason Party A has not paid or has not fully paid the agreed price, Party A shall have the unilateral right to decide whether to continue paying such amounts, and to decide unilaterally whether to terminate this contract; if Party A unilaterally decides to terminate this contract, Party A shall have no obligation or liability to Party B regarding the unilateral termination. 5. The parties confirm: (1) Party B understands and acknowledges all the provisions of paragraphs 1, 2, 3 and 4 above and voluntarily accepts them; (2) Party A has the right to choose to exercise any one or more of the rights under paragraphs 1, 2, 3 and 4 above; (3) if Party A waives the above rights but still pays the agreed price under this contract, Party B shall strictly perform all obligations and responsibilities under this contract and cannot use this as a defense against Party A.
Insurance	Party B independently decides whether to arrange the corresponding insurance for the leased item.

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Contract number: 2025PAZL0100722-ZL-01

Rent Adjustment Method	1. The calculation of rent under this Contract shall be based on the benchmark lending rate published by the People's Bank of China, corresponding to the term of the lease, and shall serve as an important reference. 2. From the date of signing this Contract until the term of the contract expires, if the benchmark rate is adjusted, the rent under this Contract shall be adjusted accordingly. Rents falling due within 90 days from the date of the benchmark rate adjustment (including) shall not be adjusted with the rate change; rents for subsequent periods shall be adjusted accordingly.
Other Provisions	1. Early termination payments include: (1) all unpaid rent and service fees due up to the early termination date; (2) all remaining lease principal and service fees after the early termination date; (3) a purchase option price of RMB 100.00 (RMB one hundred); (4) 20% of all remaining interest after the early termination date. 2. The use of lease payments received by Party B under this Contract: to supplement working capital.

Contract Terms Confirmation: The first part of this Contract, the "Special Terms for Sale-and-Leaseback Contract," the second part, the "General Terms for Sale-and-Leaseback Contract," and other attachments are integral parts of this Contract and have equal legal effect. Party B confirms that Party A has explained in detail all terms including the special terms, general terms, and various attachments, and has emphasized to Party B to pay attention to bold and/or underlined terms; Party B has read, understood, and is willing to be bound by all contents. Both Party A and Party B have reached agreement on all terms set forth in this Contract, especially the bolded and/or underlined terms, and explicitly acknowledge and accept being bound by them.

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(Signing Page) Party A: Ping An International Financial Leasing Co., Ltd. Legal representative/Authorized representative: Li Wenyi Xinghui Printing (Shenzhen) Co., Ltd. Legal representative/Authorized representative: Contract number: 2025PAZL0100722 - ZL - 01 Pag e 5 of 23

Contract number: 2025PAZL0100722 - ZL - 01 Part II General Terms of the Post - leaseback Contract Article 1 Nature and Purpose of the Post - leaseback 1. Party A purchases the leased property listed in this contract from Party B at Party B's request, and leases it back to Party B for use. Party B agrees to undertake to lease and use the leased property from Party A and to pay rent to Party A. 2. The sole purpose for Party B to sign and perform this Contract is to obtain financing services from Party A; transferring ownership of the leased property is one of the safeguards for Party B to fulfill this Contract. The purpose for Party A to sign and perform this Contract is to provide financing services to Party B, obtain corresponding benefits (including but not limited to rent, interest, service fees, etc.), and obtaining ownership of the leased property is one of Party A's safeguards for realizing its rights under this Contract. Regardless of whether the legal relationship of a finance lease is established between Party A and Party B under this Contract, the purpose of this Contract remains unchanged; Party A's rights to receive benefits and the amounts shall not be diminished. The aforementioned benefits include but are not limited to rent (principal and interest), service fees, the purchase option price, and any liquidated damages, accelerated amounts due, and other compensation or proceeds from losses that Party A may be entitled to under this Contract or by law. 3. The amount of rent and service fees (if any) payable by Party B to Party A under this Agreement is conditioned on the prerequisites for effectiveness and payment being fully satisfied before the date listed in Clause 2 of the Special Provisions in the dedicated terms. As time progresses, Party A’s own financing costs and Party B’s and/or the guarantor’s performance capability may change, thereby affecting the returns from the financing services provided by Party A and the project risks. Accordingly, if (1) the effectiveness and payment prerequisites specified in Clause 2 of the Special Provisions are not fully satisfied until after the stated date; and/or (2) before the date specified in Clause 4 of the Special Provisions the amounts due under the Agreement have not actually been paid in full; and/or (3) before Party A pays the agreement price, Party B and/or the guarantor(s) experience circumstances that may affect their ability to perform, Party A shall have the right to exercise all rights provided in the clauses of the Special Provisions. 1.4 Party B acknowledges that Party A’s signing and performance of this Agreement and related legal documents are based on its reliance on the representations, warranties, and commitments of Party B and the guarantor(s) under this Agreement and related legal documents; any breach of any representation, warranty, or undertaking in this Agreement and/or any related document would fundamentally undermine the basis on which Party A signs and performs this Agreement and would have a material adverse impact on the realization of Party A’s contractual objectives. Article 2 Definitions the price/amount of the leased object specified in this contract and any other fees agreed by both Party A and Party B. sing costs: Based on 2.1 Lea Deposit: 2.2 2.2.1 The security deposit shall serve as the performance guarantee for Party B's obligations (including but not limited to the obligations under this Contract and the obligations under other contracts/letters that Party B has signed with Party A or is about to sign with Party A). Party B shall not be charged interest by Party A. The scope of the security deposit guarantee covers any rent, interest, service charges, liquidated damages, purchase option price for the leased property, and all other amounts payable by Party B (whether stipulated in this Contract or stipulated in any other contracts/letters that Party B has signed with or is about to sign with Party A). Party A shall have the right to set off any amounts owed by Party B to Party A against the security deposit. After Party A offsets amounts with the security deposit, Party B shall immediately replenish the security deposit to the initial amount specified in this Contract. In the event the security deposit is not deducted, or after any deduction, if Party B replenishes the security deposit, Party A shall have the right but not the obligation to offset the last one or several rent payments and/or other amounts payable with the security deposit. If no deduction is made from the security deposit, the last one or several rent payments and/or other amounts payable are not offset, and Party B has fully performed its obligations to Party A (including but not limited to the obligations under this Contract and the obligations under other contracts/letters signed with or issued to Party A), Party A shall return the security deposit to Party B after the expiration of the lease term. 2.2.2 Regarding “other contracts/letters that have already been signed with Party A or are to be issued to Party A,” the Parties, Party A and Party B, hereby expressly confirm: Page 6 of 23

Contract number: 2025PAZL0100722 - ZL - 01 Party B has already, or will enter into business cooperation with Party A or Party A's affiliated companies (i.e., Party A's subsidiaries or parent company, etc., hereinafter the same) and sign the relevant legal documents. The provisions in this clause regarding the security deposit shall also apply directly to Party A's affiliated companies; that is, Party B's obligations to Party A's affiliated companies also fall within the scope of the security deposit guarantee. Under no circumstances shall this clause be construed as Party A or Party A's affiliated companies' commitment to enter into contracts with Party B. 2.3 Service Fee: Party B shall pay Party A the service fee in accordance with the agreement (including but not limited to the relevant contracts, agreements, or letters). The service fee shall be deemed earned by Party A as of the date Party B makes payment and is non - refundable. 2.4 Rent Adjustment: Where the rent under this Contract is adjusted due to changes in the People's Bank of China’s contemporaneous loan rate or for other reasons, Party A has the right to notify Party B by a “Rent Adjustment Notice,” and Party B shall pay the rent in accordance with such Rent Adjustment Notice. 2.5 Rent Day: The rent payable by Party B for each period shall be due on the date the rent is actually credited to Party A’s account, as recorded by the bank receipt; if the rent day is set as the corresponding date of the lease commencement and there is no such date in a given month, the last day of that month shall be the rent day for that period; if the rent day falls on a non - bank business day, the rent day shall be postponed to the next bank business day. Party B shall send the payment receipt to Party A by fax for records. Party B shall bear all costs arising from rent payments. 2. 6 Rent Adjustment: 2.6.1 From the date of signing this Contract until the validity period expires, if the base rate is adjusted, the rent under this Contract shall be adjusted in accordance with the “Rent Adjustmen t Amount” or the “Rent Adjustment Ratio” set forth in the attached Base Rate Adjustment Table (hereinafter the “Table”). 2.6.2 If the adjustment is made using the “Rent Adjustment Amount” method, the specific adjustment method is as follows: for the period in which the adjustment begins, apply the corresponding “Rent Adjustment Amount” in the Table to calculate the rent adjustment amount based on the actual adjustment of the base rate; this adjustment amount applies to all periods that should be adjusted. If the adjustment uses the “Rent Adjustment Ratio” method, the remaining periods’ rents are adjusted by the corresponding rent adjustment ratio, and the adjusted rents for each period are calculated according to the actual change in the base rate. Both the “Rent Adjustment Amount” and the “Rent Adjustment Ratio” in the Table are calculated on the basis of the base rate changing by 0.01 (one basis point). 2.6.3 The rent adjustments under this Contract caused by changes in the base rate shall be communicated t o Party B by a “Rent Change Notice” issued by Pa rty A, and Party B shall pay the rent in accordance with such notice. 2.6.4 Party B’s specific confirmation: if, due to a decrease in the bank’s base rate, the interest portion of the unpaid rent becomes negative, the adjusted rent amount shall not be less than its principal amount, to protect Party A’s minimum recovery of principal. 2.7 Contract Validity Period: refers to the period from the effective date of this Contract until the date when Party A has received all rent and amounts due under this Contract and issues the title transfer certificate for the leased property. 8. Start - of - Lease Notice, Rent Change Notice: Party A shall issue a Start - of - Lease Notice and a Rent Change Notice to Party B, but Party B’s obligation to pay rent on time and in full is not conditioned on whether Party A issues the Start - of - Lease Notice or the Rent Change Notice. The lease costs, each period’s rent, rent day, and the total outstanding rent are recorded in the Start - of - Lease Notice or the Rent Change Notice. 9. Party A shall issue the corresponding payment vouchers in accordance with the law, but such vouchers cannot serve as proof that Party A has actually received the funds; whether funds have actually been received shall be determined by bank transfer records and corresponding settlement vouchers. 10. Guarantor: A party that directly or indirectly provides guarantees for all and/or part of Party B’s obligations and/or liabilities under this Contract, in accordance with statutory or contractual methods (including but not limited to guarantees, mortgages, pledges, deposits, etc.), regardless of whether such guarantees are established before or after the lease commencement date, and regardless of whether Party B is aware of the establishment of such guarantees at the time. One or more documents signed by the guarantor related to the guarantee matters, including but not limited to letters of guarantee, guarantee contracts, mortgage contracts, pledge contracts, etc., are collectively referred to as “Guarantee Documents.” The exercise of Guarantee rights, when to exercise which rights, the method and content of exercise, etc., are determined by Party A at its discretion. 2.11 Key position personnel: persons who directly or indirectly have the authority and responsibility to plan, direct and control Party B's activities, including but not limited to (1) controlling shareholders, actual controllers; (2) directors, supervisors; (3) managers, deputy managers, financial officers, listed company secretaries and other senior management eans, vice deans, financial officers, equipment managers, and other senior management specified in internal charter documents; (5) principals, vice principals, financial officers, and other senior management specified in internal charter documents; (6) other per

Contract number: 2025PAZL0100722 - ZL - 01 g 2.12 Party A’s losses: under this contract (or any other contract/letter that Party B has signed with Party A or will sign with Party A) Party A’s losses, at minimum includin unpaid rents, service fees, liquidated damages, buyout payments and other amounts due; in addition, all costs incurred by Party A to assert claims, realize guarantees, manage and dispose of the leased items, and the anticipated profits and potential external compensation losses, as recorded in Party A’s written documents. 2.13 Acceleration to maturity: (1) a remedy right (measure) under this contract that Party A alone may exercise; (2) Party A unilaterally declares that all due and outstanding rents, service fees, liquidated damages, and buyout payments under this contract (or under any other contract/letter Party B has signed with Party A or will sign) are immediately due; as of the acceleration date, all due and outstanding rents, service fees, liquidated damages, and buyout payments under this contract (or under any other contract/letter) shall be the “accelerated due amount”; (3) Party B shall pay the accelerated due amount in full on the acceleration date upon Party A’s request; (4) the date on which Party A declares acceleration (including but not limited to the date Pa 2.14 Early termination: Within six months from the lease start date (for leases of six months or shorter, early termination is not allowed), Party B shall not suspend or terminate the lease of the leased item, nor request any changes to this contract for any reason. If Party B later requests early termination, it shall give Party A one month’s written notice and obtain Party A’s written consent. The early termination date shall be the rent date, and Party B shall pay to Party A the early termination payment specified in this contract prior to the early termination date; Party A’s costs incurred from the early termination (including but not limited to costs for recovering and managing the leased items and/or other fees) shall be borne by Party B, with the exact amount as notified in writing by Party A, and Party B shall pay these amounts to Party A’s account together with the early termination payment. After Party A receives all early termination payments and all fees and amounts specified in this contract, the ownership of the leased items shall be transferred to Party B and the contract shall terminate. 2.15 Payment method: Party B's obligation to pay under this contract shall be by telegraphic transfer (wire transfer). Article 3 Purchase and delivery of the leased items 3.1 For the purpose of financing, Party B sells the leased items to Party A and warrants that it has independent, complete ownership and disposal rights over the leased items: (1) before ownership of the leased items transfers to Party A, there are no defects or encumbrances on rights (including but not limited to not having engaged in financing leases with other leasing y companies), unless otherwise agreed by this contract or unless Part A has provided prior written confirmation; Party B shall not have, now or in the future, placed any security rights or other encumbrances on the leased items; (2) Party B fully has the right to conduct the after - sales leaseback transaction with Party A under this contract. If Party B is an educational institution such as a school, Party B specifically confirms that the leased items are non - financial - purchased assets and non - educational assets. 3.2 Party B warrants that it holds all documents and licenses proving ownership of the leased items; before Party A pays the contract price for the leased items, Party B shall complete the necessary procedures for transfer of ownership of the leased items (including but not limited to approval from higher - level authorities, and obtaining customs approval when the equipment is under customs supervision as leased items), and shall bear all costs arising therefrom. 3.3 Within three working days after signing this contract, Party B shall deliver to Party A ownership documents such as invoices for the purchase of the leased items, related receipts and various approvals or permits deemed necessary by Party A, to be held by Party A until the term of the contract under this agreement expires. 3.4 Par ty A shall pay to Party B the lease price as agreed in this contract. All taxes and fees related to the transfer of ownership of the leased object (including the transfer from Party B to Party A and the transfer from Party A to Party B at the expiration of the contract term) shall be arranged and borne by Party B. 3.5 Ownership of the leased object shall transfer to Party A upon payment of the lease pric nts, e by Party A (if the lease price is paid in installme ownership shall transfer to Party A upon payment of the first installment), and such transfer of ownership shall be deemed to be Party B. 23 8 of ge Pa

Contract number: 2025PAZL0100722-ZL-01

Delivery of the leased property to Party A in its existing condition.

3.6 When the leased object is entirely or partially a motor vehicle, vessel, aircraft or other transportation equipment or other items subject to national control, regardless of whether ownership transfer registration, administrative approvals, etc. are involved, the transfer of ownership and delivery of the leased object shall be as agreed in clause 3.5 above, and shall not be affected by the lease invoice heading or changes in property registration; where the leased object requires compulsory insurance or fulfillment of other regulatory requirements, Party B shall handle them in accordance with laws and regulations. If the leased object infringes the rights of a third party, Party B shall bear the responsibility, Party A shall not bear any liability. If for any reason Party A bears such liability externally, Party A has the right to seek recourse from Party B, and Party B shall compensate Party A for the resulting losses.

3.7 All of the above ownership transfers shall also be deemed as Party A delivering the leased object to Party B. Party B shall sign the "Receipt Certificate for Leased Property," which shall serve as Exhibit 1 to this contract.

3.8 Party B guarantees that the leased objects have no quality defects and are complete, intact, and in normal operation, and are Party B's own property. Party B guarantees that when Party A delivers the leased objects, if there are quality defects, Party A shall not bear responsibility; Party B shall not raise any objections to the quality of the leased objects or require Party A to bear any legal responsibility.

Article 4 Ownership and Use Rights of the Leased Property

4.1 Ownership: Before Party A issues to Party B the Ownership Transfer Certificate, Party A holds full and independent ownership of the leased property; therefore:

4.1.1 Party B shall attach Party A's ownership mark on the leased property to prevent seizure or attachment.

4.1.2 Party A has the right to monitor the use, damage, maintenance, and other conditions of the leased property at any time.

4.1.3 The leased asset shall be repaired, maintained, or replaced by Party B, and all costs shall be borne by Party B; all rights arising therefrom shall belong to Party A.

4.1.4 While ensuring that Party B enjoys all rights under this Agreement and that Party B's normal use is not affected, Party A may transfer its ownership of the leased asset to any third party, or use the leased asset as collateral, and the effectiveness of this Agreement shall not be affected.

4.1.5 The intellectual property related to the leased asset and its ancillary items belongs to the respective rights holders; this Agreement does not affect the ownership and use of such intellectual property.

4.1.6 Party A's full ownership of the leased asset can effectively counter the claims of Party B's creditors, including bankruptcy creditors; Party B or any third party shall not exercise a lien on the leased asset.

4.2 Use Right: During the term of the contract, Party B has the right to use the leased asset; therefore:

4.2.1 Party B has the right to install and use the leased asset at the installation site.

4.2.2 When Party B needs to replace parts of the leased asset for normal use, it shall use parts of the same specification and model produced by the original manufacturer of the leased asset. If Party B uses substitute parts, written consent from Party A must be obtained in advance. Party B is solely responsible for all maintenance and other related matters, and bears all costs; Party A shall not be responsible.

4.2.3 Party B has the obligation to reasonably and appropriately protect the leased asset, and is liable for its loss or damage.

4.2.4 During Party B's possession of the leased asset, if the leased asset causes personal injury and/or property damage to a third party, Party A shall not be responsible.

4.2.5 Technical or service support required for the leased asset shall be the responsibility of Party B; Party A shall not be responsible. If Party B has such needs, it should assert its rights under the technical or service contracts signed with the after-sales service provider.

4.3 Party A shall have the right to install Global Positioning System (GPS, etc.) on the leased item to ensure its smooth operation and use, with related costs borne by Party A. Party A shall have the right to determine the location of the leased item through the GPS system and to carry out post-lease management and leased item management activities related to the leasing business accordingly. Party B shall keep the GPS system active and shall not carry out removal, modification, interference, damage, shielding, or turning off the GPS system, or any other actions that affect Party A's normal use of the GPS system. If the GPS system is abnormal or malfunctioning, Party B shall promptly notify Party A and cooperate with Party A or its designated third party to conduct inspection and maintenance, and related actions.

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Contract number: 2025PAZL0100722-ZL-01

Maintenance and related works.

Article 5 Loss or Destruction of Leased Property

5.1 Party B confirms that during the term of this Contract it shall assume the risk of loss and damage to the Leased Property.

5.2 During the term of this Contract, if the Leased Property suffers loss or damage or cannot continue to serve as the Leased Property under this Contract due to objective factors such as directives of the competent authorities, Party B shall promptly take effective measures to prevent further loss and must immediately notify Party A. Party A may choose one or more of the following remedies, at Party B's expense.

(1) Restore or repair the Leased Property to a state of full normal use;

(2) Replace components, fittings, or items with models and performance equivalent to the Leased Property.

In the first two cases, this Contract shall continue in effect, and Party B shall continue to timely and fully pay rents and other obligations under this Contract (or under any other contracts/letters Party B has already signed or will sign with Party A or issued to Party A) unchanged.

5.3 If the Leased Property is damaged or destroyed to an extent that it cannot be repaired (including situations where Party B has not arranged appropriate insurance for the Leased Property, or where claims are not settled due to Party B's failure to insure), Party B shall pay to Party A all due and overdue rents, service fees, penalties, other payable amounts, and all costs incurred by Party A in managing the Leased Property within the time specified by Party A under this Contract (or under any other contracts/letters Party B has entered into or will enter into with Party A or issued to Party A). The exact amount shall be as notified by Party A.

5.4 After Party B pays all amounts due under Clause 5.3, Party A shall transfer to Party B all rights to the leased property (in its then state) and any rights against third parties (if any). This contract shall terminate.

Article 6 Insurance for the Leased Property

6.1 The insured under the insurance for the Leased Property shall be Party B, the insured beneficiary shall be Party A, and Party B shall ensure that the Property All Risks insurance on the Leased Property remains in force throughout the term of the contract.

6.2 In the event of an insurance incident, Party B shall notify Party A and the insurer within 24 hours and shall file a claim with the insurer.

6.3 Party A shall receive the insurance proceeds according to one of the following principles agreed with Party B:

6.3.1 To cover the expenses required by Clause 5.2, if the insurance proceeds are insufficient, Party B shall make up the shortfall;

6.3.2 If the insurance proceeds are insufficient to pay any of the amounts under Clause 5.3 and other amounts payable by Party B to Party A, Party B shall make up the shortfall. If the insurance proceeds exceed the amounts payable, the excess shall be refunded to Party B by Party A.

6.4 If damage occurs to the third party or to the Leased Property due to the Leased Property itself (e.g., technical factors, quality issues), Party B shall directly pursue claims against the seller.

6.5 If damage to a third party or to the Leased Property is caused by Party B's fault during use, Party B shall be responsible for compensation.

6.6 Partial loss of the Leased Property, including repair, claims processes, and whether the insurance company pays and the amount of any payment, shall not affect Party B's performance of this contract (or any other contracts/letters Party B has signed or will sign with Party A), including timely and full payment of rent.

Article 7: Party B's Representations and Warranties

Party B also represents and warrants to Party A that the following matters are true and accurate:

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Contract number: 2025PAZL0100722 - ZL - 01 7.1 Party B is a valid legal entity established and existing lawfully under Chinese law. Party B has always lawfully conducted its business and has not engaged in any activities beyond its business scope. Party B has full qualification and capacity to sign this Agreement and perform its obligations hereunder, and shall bear the corresponding responsibilities in accordance with the law. leased assets and to obtain financing from ment, is entitled to dispose of the er this Agree B has legal, valid and complete disposal rights over the leased assets und ty 7.2 Par nd. d there are no disputes of any ki an ified in this Agreement, ec Party A in the manner sp 7.3 There are no ongoing judicial, arbitration, administrative procedures or similar legal proceedings in which Party B and/or Party B’s key personnel are a party (including but not limited to litigation, arbitration, asset preservation, fines, business suspension, governance and rectification, compulsory measures, penalties, expropriation, etc.). 7.4 The sources of funds for this financing repayment are clearly legal, genuine, and reliable; the use is not in violation of any laws, regulations, rules, policies, or systems; no illicitly accumulated hidden local government debt; Party B has no ongoing external defaults, illegal or non - compliant acts or matters to be corrected. 7.5 Signing and performance of this Agreement by Party B will not violate its internal charter documents or any other agreements it has entered into, will not create legal, regulatory, or commercial conflicts with other agreements or internal charter documents, and does not contravene any laws, regulations or other effective legal instruments applicable to Party B. 7.6 All internal authorizations and related procedures required for Party B to sign and perform this Agreement have been completed, and this Agreement is validly signed by Party B’s statutory representative or authorized representative. Party B has obtained all necessary government approvals, consents, exemptions, registrations, filings and/or other related formalities (collectively “Government Approvals”), and such approvals remain in full force. This Agreement constitutes a legally valid, binding, and enforceable obligation on Party B. 7.7 Party B has no improper beneficial arrangements intended to promote this Agreement or related contracts with the supplier of the leased assets or any other related legal entity or individual, nor has it provided or received any improper benefits. 7.8 All documents, reports, vouchers, and other materials and information provided by Party B to Party A are true, accurate, complete, and effective, and not misleading; copies of documents provided are consistent with the originals; and Party B’s business, management, and financial condition have not undergone any substantial adverse changes. All security measures, guarantors, guarantee documents, and related data and information involved in this Contract shall be provided by Party B to Party A. Party B confirms that such security measures, guarantors, guarantee documents, and related data and information are true, accurate, complete and valid, and there are no defects or deficiencies in their validity. From the date of signing this Agreement until Party B has fulfilled all obligations and liabilities under this Contract, the foregoing representations and warranties shall be deemed to be repeated by Party B on a daily basis, and such representations and warranties, as of the relevant time, shall remain true, accurate, complete and in full force and effect, and shall not be misleading. 7.11 The foregoing representations and warranties shall likewise apply to the guarantor, and except for any logical revisions, they shall be deemed to have been incorporated into the guarantee document as the guarantor's representations and warranties to Party A; Party B ensures that such representations and warranties of the guarantor are true and accurate. Article 8: Party B's Commitments Party B further confirms to Party A and undertakes that from the date of signing this Contract until the performance and completion of all obligations and liabilities of Party B under this Contract is completed. Party B shall use the lease payment for the leased property in accordance with the purposes specified in this contract and shall not divert it to other uses. 8.2 Party B shall ensure that all government licenses and related procedures are complete, valid, and uninterrupted, and that this Agreement shall be effective and enforceable. 8.3 Party B shall comply with applicable national laws, regulations, rules, policies, and systems, and conduct its business legally and compliantly, including but not limited to ensuring that its business scope as listed in Party B’s business license/legal entity license, administrative permits, etc., covers the introduction of equipment and daily production. Page 11 of 23

Contract number: 2025PAZL0100722 - ZL - 01 Operations shall comply with national laws, regulations, rules, policies and systems and obtain legal documents ; Party B shall not engage in activities or businesses not permitted by laws, regulations, rules, policies or systems, including but not limited to illicitly increasing local government implicit debt, fraudulent debt or improper debt handling ; Party B shall handle the annual review and annual inspection of various licenses and permits as required and obtain full government approvals, and shall fulfill tax obligations in accordance with the law . Without Party A's prior written consent, Party B shall not reduce its registered capital . 8.5 Party B shall promptly disclose and provide various information and materials to Party A, and provide relevant assistance and facilitation to Party A, including but not limited to: 8.5.1 Provide Party A with Party B and the guarantor’s annual/biannual/quarterly financial reports in a timely manner (in any event no later than five calendar days from the issuance date); Party B undertakes that the above - mentioned financial reports it provides are accurate and prepared in accordance with national accounting standards; and such reports shall be audited by an independent professional organization recognized by Party A, with an unqualified opinion and no adverse comments. 8.5.2 Party B authorizes and agrees that Party A may at any time query, copy, and use Party B’s unit/individual credit reports (including but not limited to loan card information) from the Financial Credit Information Infrastructure Database and other credit information databases as required by the People’s Bank of China; authorize and agree that Party A may report Party B’s relevant credit information to the corresponding Financial Credit Information Infrastructure Database or other credit reporting systems/databases; Party B agrees l representative/person in charge/actual controller and other necessary of its lega information ct, use, copy, and store the basic that Party A may colle personnel (including but not limited to name, phone number, ID information, home address, employer, email, etc.), and has the right to disclose such information to third parties; Party A undertakes to lawfully and compliantly obtain Party B’s information and information about the leased property, and not to engage in activities that infringe data security, personal privacy, or personal information rights. For Party B’s information and leased property location information obtained in the course of business, appropriate measures shall be taken to protect them. 8.5.3 The Party A shall have the right to send representatives to inspect the business premises and equipment of Party B and the guarantor, and to inquire into and copy relevant records and data; Party B shall provide timely, adequate and effective assistance and facilitation. 8.5.4 If the name, address, legal representative, etc. of Party B changes, this shall not affect the performance of this Contract; however, Party B shall notify Party A in writing of the changes within five (5) calendar days after the change occurs. 8.5.5 Party A acknowledges the right to require Party B to provide other materials and information related to the business, management, financial, and other statuses of Party B and the guarantor; if Party A so requests, Party B shall promptly cooperate and provide such materials and information within five (5) calendar days from the date Party A makes the request, in any event no later than five calendar days. 8.5.6 Party B undertakes that all materials and information it provides shall truthfully, accurately, completely and effectively reflect the business, management, and financial status of Party B and the guarantor, with no falsity, omissions or misrepresentations. 6. Party B shall use the leased property reasonably, ensuring that Party A's ownership and other rights and interests are not impaired, including but not limited to: ઼࡙࡙ 1. Party B shall take all measures to use the leased property properly and to keep it with due care. 2. Party B shall install and use the leased property at the place specified in this contract; without Party A's written consent, Party B shall not unilaterally change the installation location or the usage environmen t of the leased property. All acts by Party B must not damage the leased property, nor obstruct or alter its original use and function. Party B sha ll not sell, transfer, sublease, or re - lease the leased property, nor use the leased property to invest in equity. 8.6.4 Party B shall not grant any mortgage or other security interest on the leased premises, or engage in any other act that infringes Party A's ownership rights. 8.7 Without Party A's prior written consent, Party B shall not resell, lease, or dispose of any of its major assets by any means. 8.8 Without Party A's prior written consent and subject to conditions proposed by Party A, Party B shall not cease to engage in its main business or a major part thereof, shall not engage in all any non - core business, shall not participate in any spin - off, merger, consolidation, reorganization, acquisition, dissolution, liquidation, or other matters, and sh not engage in any other actions that Party A believes could affect the realization of Party A's creditor rights. 8.9 During the term of the contract, if changes in Chinese law or changes in taxes, tax rates, or other related charges by the Chinese government or by the country of export of the leased item cause changes to the transactions based on this contract resulting in additional costs to Party A, such costs shall be borne by Party B. If Party A advances such amounts, Party A has the right to adjust the rent to ensure that the income under this contract is not affected or to prevent losses. Party A will issue a written notice of such change on page 12 of 23.

Contract number: 2025PAZL0100722-ZL-01

Written notice of such change shall be given to Party B.

8.10 Party B shall keep confidential the commercial content related to this contract, including the contract contents, and shall ensure that such content is not disclosed in any form (written, spoken, reports, or any other means).

8.11 If any default occurs or other circumstances affecting Party B and/or the guarantor's ability to perform arise, Party B shall immediately (in any event no later than five calendar days from the occurrence) provide written, effective notice to Party A, and shall truthfully, completely, and without reservation supply Party A with the relevant documents and information in originals or copies, as well as any other materials and information requested by Party A.

8.12 The above commitments also apply to the guarantor; except for logical revisions, these terms shall be deemed to be incorporated into the guarantee documents as the guarantor's commitments to Party A. Party B shall ensure that the guarantor fully complies with and performs these commitments.

Article 9, Default Matters

At any time after the execution of this contract, if any of the following events occurs, it shall constitute a breach by Party B:

9.1 Party B has failed to pay on time and in full any rent due for any term under any lease with Party A and/or any other amounts payable under this Contract (or under any other contracts/letters that Party B has already signed or will sign with Party A, or issued to Party A).

9.2 If Party B breaches this Contract (or any other contract/letter that Party B has entered into with Party A or issued to Party A, now or hereafter) any of the representations or warranties under this Contract (or under any other contract/letter that Party B has entered into with Party A or issued to Party A, now or hereafter) is deemed by Party A to be false, invalid, inaccurate, incomplete or misleading.

9.3 Any one or more guarantee documents identified by Party A or any other person as false, void/invalid, unenforceable, revocable, with effectiveness pending, or having other defects in effectiveness; or the guarantor breaches any one or more representations or warranties under any guarantee document; or any representation or warranty under any guarantee document is identified by Party A as false, invalid, inaccurate, incomplete or misleading. 9.4 Party B breaches any one or more covenants under this Contract (or under any other contracts/letters that Party B has entered into with Party A or may enter into with Party A); or any covenants under this Contract (or under any other contracts/letters that Party B has entered into with Party A or may enter into with Party A) are not complied with or performed.

9.5 The Guarantor breaches one or more covenants under the Guarantee Documents, or any covenant under the Guarantee Documents is not complied with or performed.

9.6 The Guarantor defaults under the Guarantee Document, or fails to perform or comply with any other obligation or covenant under the terms of the Guarantee Document.

9.7 The Party B and/or the guarantor experiences any of the following events:

9.7.1 Any breach by Party A under any or all of the contracts and agreements it has entered into or will enter into, including but not limited to financing lease contracts, purchase contracts, entrusted import agreements, sale-and-leaseback agreements, entrusted loan agreements, etc.

9.7.2 No discharge of any debt due and payable to any creditor; nor a complete cessation or suspension of payments to any creditor; nor entering into debt-restructuring arrangements with any creditor involving deferral of payments.

9.7.3 Any indebtedness of the debtor accelerated by any creditor to be payable prior to the originally scheduled due date, or any other remedy is taken;

9.7.4 Inability to pay at debt maturity, an admission of inability to pay its debts, or a declaration that it will not discharge its due obligations;

9.7.5 Credit rating downgrade by external professional rating agencies;

9.7.6 Separation, merger, consolidation, acquisition, dissolution, etc., or arrangements to commence consultations on such matters;

9.7.7 Cessation of business operations of any major part of the business;

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Contract number: 2025PAZL0100722 - ZL - 01 9.7.8 Filing or being filed for reorganization, settlement or bankruptcy liquidation, cessation of business, etc., or authorities make approvals or decisions regarding the foregoing. 9.8 If government permits/licenses lapse or are revoked for any reason, resulting in adverse effects on the validity or enforceability of this Agreement. 9.9 If Party B and/or its guarantor(s) conduct abnormal or unfair disposition, transfer, rental, or other handling of its business or assets, or if all or any su bstantial part of Party B's and/or its guarantor's property or rights is confiscated, seized, requisitioned, attached, forcibly execu ted, or deprived, Party A considers this to affect the realization of its security interest. 9.10 Party B or its key personnel or guarantor(s) or guarantor's key personnel have already been or will be involved in any judicial, arbitration, administrative or similar legal proceedings (including but not limited to litigation, arbitration, asset preservation, fines, business suspension, regulatory actions, enforcement measures, penalties, expropriation, etc.), and Party A considers that such proceedings will seriously affect the realization of Party A's creditor's rights. 9.11 Party B fails to provide relevant information or documents as required by this Agreement, or the information/documents provided do not comply with this Agreement, or fails to cooperate or support reasonable examination requests from Party A. 9.12 Par ty B fails to perform or comply with any other obligations or covenants under this Agreement (or any other contract/letter that Party B has signed or will sign with Party A). 9.13 If Party B and/or the guarantor has in the credit reports of the Credit Reference Center of the People’s Bank of China and/or other credit information databases any outstanding attention - type and/or non - performing liabilities and/or arrears information, or any settled arrears and/or advances and/or non - performing liabilities, or if there are any mater ial changes in business, management or financial conditions, or any other material events or circumstances, and Party A determines that such changes, events or circumstances will have a substantial and adverse impact on the realization of Party A’s creditor’s rights. Article 10 Remedies cluding not due date); for any overdue amounts celerated amounts on the accelerated but not limited to immediately paying all ac 1. In the event of Party B's breach, Party A shall have the right to exercise one or more of the following remedies: 1. Not to continue paying the contract price; 2. declare that the Contract (or any other contracts/letters that Party B has signed or will sign with Party A) under which amounts are due (including but not limited to rent) are accelerated to be due, and require Party B and/or the guarantor (as per the guarantee documents, if any) to perform the payment obligation and/or assume the guarantee liability (in paid, Party B and/or the guarantor shall, in addition to immediately paying the accelerated amounts, separately pay the corresponding liquidated damages for the late payment, calculated in accordance with Article 11; 10.1.3 terminate this Contract, require the Seller to stop providing technical services and consulting to Party B, and to reclaim or dispose of the Leased Items and Collateral (see the Mortgage Agreement, if any). Party B is obliged to cooperate as required by Party A. When Party A disposes of the Leased Items, Party B shall unconditionally bear the costs (including any taxes that need to be paid) and return the Leased Items (in good condition) to Party A as required by Party A; otherwise Party B shall bear the costs of Party A reclaiming the Leased Items. If Party B believes that the value of the disposed Leased Items under the contract exceeds all amounts Party B owes to Party A, Party B agrees to directly claim the excess from the third party receiving the disposal, and Party A shall not be liable for this. Party A and Party B agree that Party A has the right to choose one of the following methods to confirm the recovery value of the Leased Items: 10.1.3.1 Use the appraisal report issued by the appraisal institution as the reference for determining the recovery value of the Leased Items; both Party A and Party B acknowledge its appraisal result. The appraisal institution shall be appointed by Party A, and the appraisal fee shall be borne by Party B; 10.1.3.2 Other methods agreed upon by both Party A and Party B. 10.1.4 require Party B to compensate Party A for losses caused by the breach; 10.1.5 recover from Party B the legal fees and other reasonable expenses incurred by Party A in exercising any rights against Party B for its breach, including but not limited to such fees and expenses. Including taxes, disposal costs and the like for the equipment. At the same time, Party B shall cooperate in related work and provide the corresponding documents. Page 14 o f 23

Contract number: 2025PAZL0100722-ZL-01

10.1.6 Other rights stipulated in this contract and/or permitted by laws and regulations;

10.1.7 If Party A incurs further losses after exercising the above rights, Party B shall compensate Party A in accordance with Party A's written notice.

10.1.8 If Party B is in default or in delay under this Contract (or under any other contract/letter that Party B has signed with Party A or will sign with Party A), Party A has the right to disclose the breach in various media/self-media (including but not limited to Party B's name, address, legal representative's name, contact information, breach details, etc.), and Party A is entitled to appoint or via Party A's employees, outsourcing service providers and their subcontractor employees, or other third parties to pursue collection from Party B and/or the guarantors (if any), through methods including but not limited to on-site collection, phone calls, SMS, fax and email, sending collection letters, etc., and/or to exercise the rights and measures provided in this Contract and/or required by law in accordance with Party A's written instructions.

10.2 Return of Leased Property. If the lessee is late in paying rent for one due period and, after Party A's collection efforts, still fails to fulfill the payment obligation within a reasonable period (the reasonable period is as specified in Party A's specific collection notice), Party A may take back the leased property by itself or appoint a third party and suspend the lessee's right to use the leased property. If the lessee corrects the breach (including but not limited to paying overdue rents and other amounts due) and obtains Party A's written consent, Party A may restore the lessee's normal use of the leased property, and the contract shall continue to be performed. During the period of suspension, the lessee shall not stop paying rent, penalties and other amounts due. Notwithstanding the foregoing, if the lessee breaches, Party A also has the right to immediately exercise termination under Clause 10.1.3 of this Contract, and to recover the leased property through judicial enforcement, self-help or by entrusting a third party, and to dispose of the leased property by sale or other means. The lessee shall cooperate with Party A to control the leased property, assist in releasing any mortgage (if any), handling transfer procedures, and bear all costs related to the disposal of the leased property (including but not limited to transportation, storage, custody, appraisal, third-party services, and all other costs related to the disposal of the leased property).

10.3 When Party A takes the measures set forth in the preceding paragraph, it does not exempt the obligations that Party B is required to bear under this Contract (or under any other contract/letter that Party B has signed with Party A or will sign with Party A).

10.4 If the amounts received by Party A through the above measures under this Contract (or under any other contract/letter that Party B has signed with Party A or will sign with Party A) are not sufficient to settle all amounts owed by Party B to Party A, Party B shall repay the debt in the method and sequence designated by Party A.

Article 11: Liquidated Damages

11.1 If Party B fails to pay the due rent, any accelerated amounts and other payments as agreed, or fails to return any costs advanced by Party A at Party B's request, Party B shall pay Party A a late payment penalty for the portion that is overdue during the delay. 11.2 The penalty is calculated at 0.04% of the delinquent payment per day of delay. The calculation method is: Delinquent payment amount × 0.04% × number of days of delay.

Article 12 Disposal of the Leased Property after Expiration of the Lease Term

The lease buyout price of RMB 100.00 (RMB one hundred yuan only) shall be paid by Party B to Party A on the due date of the final rent. Party A agrees that upon expiration of the lease and provided that Party B has fully performed all obligations under this Contract (or under any other contracts/letters that Party B has signed or will sign or issue to Party A), including all rent, service charges, and any taxes, interest, and penalties arising from this Contract (or from any other contracts/letters Party B has signed or issued to Party A, if any), after payment of the lease buyout price, Party A shall issue to Party B a certificate of ownership transfer for the leased property and transfer ownership of the leased property to Party B.

12.3 If the payments made by Party B to Party A are not sufficient to discharge all amounts payable by Party B under this Contract (including but not limited to all of the

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Contract number: 2025PAZL0100722-ZL-01

The payment order for amounts such as rent, service charges, interest, penalties, and the purchase option price, etc., shall be determined by Party A; the portion of payments made by Party B that exceeds the amount due on the payment date shall be deemed, for the corresponding amount, as Party B's early prepayment of the nearest upcoming due payment, and so on; under no circumstances shall any payments other than rent (e.g., service charges, penalties, purchase option price, etc.) be deemed to have fully settled the last installment of rent under this contract, nor to have fully discharged the rent obligation, and title to the leased property shall not transfer to Party B.

Article 13 Dispute Resolution and Governing Law

13.1 All disputes arising out of or in connection with this Agreement shall first be resolved through amicable negotiation between the Parties A and B. If the negotiation cannot resolve the matter, the Parties hereby agree to bring the dispute to the court having jurisdiction at the place where this Agreement is signed for litigation. All costs arising from the litigation (including court fees, attorney fees, enforcement costs and other related expenses) shall be borne by the losing party.

During the course of litigation, except for the ongoing disputed portions of this contract between the contracting parties, the remaining provisions of this contract shall continue to be performed.

13.3 This Agreement shall be governed by the laws of the People's Republic of China.

Article 14. Anti-Bribery Clause

14.1 Both Party A and Party B acknowledge and are willing to strictly comply with the legal provisions of the People's Republic of China on anti-commercial bribery, and both understand that any form of bribery or corruption will contravene the law and be subject to severe penalties under the law.

14.2 Party A and Party B confirm that, unless explicitly agreed otherwise in formal contracts/agreements/orders/written texts concerning the business collaboration, there are no implied, default, or tacit illegal, non-compliant, or unethical fees, kickbacks, or other financial benefits, including but not limited to explicit deductions, concealed deductions, cash, shopping cards, tangible assets, marketable securities, travel, or other non-material benefits. Moreover, Party A, Party B, and their personnel should not invite, organize, or sponsor hospitality or banquets for the other party's staff or other related persons that exceed standard business norms, nor provide standalone or incidental entertainment activities. 14.3 Party A and Party B confirm that Party A or Party B and their respective shareholders, actual controllers, directors, supervisors, senior management, employees, agents, and other affiliated entities shall not, in order to achieve the contract's purpose, seek business opportunities, gain competitive advantage, or exert improper influence on any subject or transaction, give, promise, or provide any property, cash or cash equivalents, valuable tangible assets, or other property interests to any government entity (including but not limited to judicial authorities, market regulation departments, etc.), third-party professional service institutions (including but not limited to accounting firms, law firms, appraisal agencies, etc.), or others, whether directly or indirectly.

The third parties collaborating with Party A shall not, in Party A's name or for the purpose of cooperating with Party A or providing services to Party A, receive any additional fees from Party B or from any other third party.

14.5 Party A strictly prohibits any commercial bribery by its personnel and by third parties cooperating with Party A. If Party A's personnel or third parties cooperating with Party A engage in any of the acts listed in paragraphs 2, 3, or 4 of this Article, such acts shall be a violation of Party A's corporate policies and shall be punished under Party A's corporate policies and applicable national laws.

Clause 14.6 Party A hereby solemnly reminds that Party A opposes Party B or Party B's personnel, or third parties cooperating with Party B, from engaging in any of the acts listed in paragraphs 2, 3 and 4 of this clause for purposes of this contract with any third party outside this contract; such acts are violations of national law and will be subject to penalties under national law.

14.7 If Party B or its personnel handling this Contract breach the anti-bribery provisions of this Contract, Party A shall be entitled to elect one or more of the following actions to hold Party B liable:

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Contract number: 2025PAZL0100722-ZL-01

14.7.1 The Party A is entitled to suspend all payment transactions.

Party B shall pay liquidated damages for commercial bribery, in an amount equal to 20% of the total contract value.

Party A shall be entitled to require Party B to refund all payments Party B has already made.

If the liquidated damages are insufficient to compensate Party A's losses, Party B shall compensate all losses, including but not limited to the costs of Party A's procurement bidding, costs of internal investigations and audits, costs of external investigations, appraisal fees, attorney fees, litigation costs, costs of re-conducting procurement bidding, and penalties imposed by government authorities, and any other losses suffered as a result of Party B's breach.

Clause 14.7.5 Party A shall have the right to place Party B on a blacklist of business partners and to impose permanent or phased restrictions on transactions, and shall have the right to disclose the aforementioned breach to any third party or disclose it publicly.

14.8 "Other relevant personnel" referred to in this clause means persons other than the contract handlers of Party A and Party B who have a direct or indirect interest in the contract, including but not limited to relatives of the contract handlers.

14.9 Party B agrees that if the personnel handling the matter may be involved in the aforementioned commercial bribery activities, Party A shall have the right to require Party B to use its best efforts to assist Party A's compliance investigation into business conduct. Party B shall cooperate with the relevant investigative measures in accordance with Party A's notice, including but not limited to interviewing Party B's employees and conducting on-site visits to Party B's company.

14.10 If Party B becomes aware of or suspects that Party A's employees or third parties cooperating with Party A have violated the above-mentioned provisions, Party B is invited to report to Party A. Party A undertakes to keep such information confidential. For anti-fraud/anti-bribery reporting, please email lzxfjb@pingan.com.cn.

Article 15 Anti-False Advertising Clause

15.1 Both Party A and Party B are fully aware of and willing to strictly comply with the provisions of the Copyright Law of the People's Republic of China, the Trademark Law, the Patent Law, the Anti-Unfair Competition Law, as well as other related laws including the Civil Code and the Advertising Law. Both parties have the right to truthfully and reasonably use or publicize the matters agreed in this Contract within the agreed scope and in the agreed manner, but shall not involve the confidential content of the Contract.

15.2 To avoid trademark infringement and risks of improper publicity, both parties agree that prior written consent must be obtained from the other party before using the other party's trademarks, brand names, company names, etc. for promotional purposes; otherwise, such use or publicity shall not be undertaken. 15.3 The parties hereby undertake to promptly respond to the other party's reasonable requests regarding the use or promotion of the cooperation matters.

15.4 The parties acknowledge that using the other party's trademark, brand and corporate name for commercial publicity without the prior written consent of the other party, as well as fictitious cooperation matters and exaggeration of the cooperation scope, content, effect, scale or degree, etc., constitute a breach of this Agreement and may, due to false advertising, constitute unfair competition; the party in breach or the injured party shall reserve the right to pursue corresponding legal liabilities.

Article 16. Notices and Delivery

16.1 The addresses of the parties as stated in this Contract (Party A's address is limited to residence and contact address; Party B's address includes residence, contact address, telephone, mobile number, fax and email, etc.) are valid delivery addresses, hereinafter referred to as the "Delivery Address." All notices related to this Contract (including notices, agreements, letters, vouchers, legal documents, etc.) shall be in written form, delivered by a designated person, by mail, or transmitted by telecommunications (i.e., telephone, SMS, fax, telegraph, email, etc.) to the respective Delivery Addresses, which shall constitute sufficient notice; electronic delivery and paper delivery have equal legal effect.

16.2 If delivery is by personal service, it is deemed delivered at the time of delivery; if by mail, it is deemed delivered on the date the recipient or their designated recipient signs for the mailed documents after they are posted to the Delivery Address; if no one signs for delivery or if delivery is refused, the documents shall be deemed delivered on the date of return; if transmitted by telecommunications, it is deemed delivered when it reaches the electronic address system. However, documents sent by Party B to Party A shall be

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Contract number: 2025PAZL0100722 - ZL - 01 Deemed delivered upon actual receipt; 16.3 If a party's delivery address changes, it shall notify the other party promptly within three working days after the change; failure to notify in time and the other party continuing to use the delivery address specified in the Contract for notices shall still be deemed delivered. 16.4 The aforementioned delivery address (including Party B's electronic delivery address, hereinafter the same) applies to the scope of contract performance, termination, etc., as well as non - litigation stages and arbitration procedures, litigation procedures (including but not limited to pre - litigation mediation, first instance, second instance, retrial, supervision procedures, realization of collateral rights, enforcement procedures and other litigation stages). 16.4.1 Once any dispute arising from this Contract is brought to court, th e addresses for service of process stated in this Contract shall Party B's electronic service addresses are and fax number provided in this Contract as mobile number, that the electronic mail address, serve as each party's judicial service addresses; and Party B hereby confirms that, in addition to receipt by paper mail, it accepts electronic service, and agrees that the judicial authorities may deliver litigation documents, litigation information (including but not limited to copies of the complaint, counterclaims, answers, notices of appeal, subpoenas, judgments, mediations, rulings, payment orders, decisions, notices, certificates, and other litigation documents, litigation materials, legal documents, online court hearing numbers, micro - court notices, etc., hereinafter collectively referred to as “Electronic Service” and related items) and evidentiary materials by electronic means via email, specific communication numbers, WeChat mini programs, instant messaging tools, and other electronic channels; and undertakes true and valid for electronic service. 16.4.2 The court having jurisdiction may independently choose to serve litigation documents, litigation delivery, information and evidentiary materials by either paper service (including EMS postal personal delivery, etc.) or electronic service. 16.4.3 If the provided delivery address is not accurate or timely communicated with respect to changes to the delivery address, causing service of litigation documents, litigation notices, and evidence to be undelivered or delivered late, Party B shall bear the resulting legal consequences. The court with jurisdiction that mails litigation documents, litigation information, and evidence to the delivery address (including EMS express mail), the date indicated on the return receipt shall be deemed the service date; for direct service, the date the deliverer records on the service re ceipt shall be deemed the service date. If the court serves Party B at the electronic delivery address specified in this Contract, service is deemed complete when the delivery information reaches the electronic delivery address system. If the court uploads the litigation documents to the court’s Litigation Service Network, service is deemed complete when the delivery information reaches that court’s Litigation Service Network. Article 17. Other Terms 17.1 Changes to the rights and obligations under the contract. Without the written consent of Party A, Party B shall not transfer all or part of its rights and obligations under this contract without authorization. Without Party B's consent, Party A has the right to transfer or pledge all or part of its rights under this contract (or under any other contract/letter that Party B has already signed with Party A or will sign with Party A or that is issued to Party A) to any relevant third party, and Party B shall provide the necessary cooperation; if Party A transfers or pledges the aforementioned rights to a third party, Party B shall still perform its obligations in accordance with law and the contract, otherwise it will impair Party A's legitimate interests; Party A shall ensure that Party B's rights under this contract are not adversely affected by such transfer/pledge. 17.2 This contract shall take effect upon the occurrence of the conditions for effectiveness as agreed in this contract after being signed by both Party A and Party B. 17.3 The rights of Party A under this Contract (or under any other contract/letter that Party B has already entered into with Party A or will enter into with Party A or issued to Party A) may be waived or altered only by a written instrument expressly stating so. Party A's failure or delay to exercise its rights under this Contract (or under any ot her contract/letter that Party B has already entered into with Party A or will enter into with Party A or issued to Party A) and the granting by Party A to Party B of an extension of time for payment shall not constitute a waiver or alteration of Party A's rights, nor shall they affect, diminish, limit or impair Party A's exercise of those rights. 17.4 This Agreement constitutes the entire agreement between the Parties with respect to the lease and supersedes any commitments, agreements, or representations related to the transactions involved in this Agreement that were made prior to the date hereof, whether oral or written. If notarization is required for this Agreement, Party A shall handle the notarization matters, the notary authority shall be designated by Party A, and the notary fees shall be borne by Party B. If the parties to this Agreement elect to sign the contract by electronic signature, such electronic signatures shall have the same legal effect as handwritten signatures or seals. The contract shall be deemed formed at the time the last party signs or affixes its seal. 17.7 The place of signing this contract is 37th Floor, Phase II, Shanghai Jinmao Center Office Building, No. 8 Century Avenue, Shanghai, China (Shanghai) Pilot Free Trade Zone. of 23 18 Page

Contract number: 2025PAZL0100722 - ZL - 01 17.8 This Contract is executed in two copies by Party A and one copy by Party B; if notarization is required, the notary office shall keep one copy; if mortgage registration is required, the mortgage registration authorities shall keep the corresponding number of copies; all copies of the contract have equal legal effect. (No body text below) of 23 19 e Pag

Attachment 1: Contract number: 2025PAZL0100722 - ZL - 01 Receipt of Leased Property Ping An International Financial Leasing Co., Ltd.: Pursuant to the aforementioned Sale - and - Leaseback Agreement signed between your company and our unit (hereinafter the Lease Agreement), our unit has fully received the leased property under the Lease Agreement. The leased property, at the time of delivery by your company to our unit (i.e., at the time our unit takes delivery), is complete, intact, and in normal operation, with no material quality defects. Your company holds independent and complete ownership of the leased property; our unit only has the right to use it. Hereby issued is this Acceptance Certificate. Lessee: Xinghui Printing (Shenzhen) Co., Ltd. (Seal) March 5, 13062 Pag e 20 of 23

Attachment II: Contract number: 2025PAZL0100722 - ZL - 01 Invoice Number Lease Items List No. Item Name Mode l Quantity Unit Original value (yuan, RMB) Heidelberg printing press Heidelberg two - page four - color sheet - fed press Offset printing press Page 21 of 23

Contract number: 2025PAZL0100722 - ZL - 01 Attachment 3: Letter of Confirmation on the Authenticity and Consistency of Ownership Documents Ping An International Financial Leasing Co., Ltd.: Our entity (the Lessee) and your company have signed the aforementioned After - Sales Sale - and - Leaseback Contract and other written documents. The Lessee sells its ow n subject assets under the contract to your company for financing purposes and leases them back for use. The Lessee confirms: 1. The original ownership documents or copies stamped with the Lessee’s official seal (including ledger registration printouts, if any) provided by the ec Lessee are obj tive and true, and are consistent with the fixed asset list (if any) provided to your company an d the lease assets list under the above contract; the assets recorded are the leased assets. 2. For any reason, if the original or copy of the ownership documents bears a header that does not match the Lessee, and/or the ownership documents do not show the name and model of the assets, this does not affect their authenticity or their consistency and correspondence with the leased assets. 3. The Lessee shall bear responsibility for any issues arising from the aforementioned ownership documents. This is hereby confirmed! Lessee: Xinghui Printing (Shenzhen) Co., Ltd. (Seal) May 5, 2025 Page 22 of 23

Attachment 4: Contract number: 2025PAZL0100722 - ZL - 01 Rent Adjustment Table with Benchmark Interest Rate Adjustments Unit: yuan (RMB) Rent due periods Amount of rent increase/decrease of 23 23 Page